Mail Stop 3561

      							November 18, 2005

David L. Adams
Sr. Vice-President, Finance and Chief Financial Officer
8150 Trans Canada Highway
Montreal, QC H4S1M5
Canada


	Re:	SR Telecom, Inc
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed May 2, 2005

		Forms 6-K for Fiscal Quarter Ended March 31, 2005
      File No. 000-50378

Dear Mr. Adams:

We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.



							Sincerely,



							Larry Spirgel
							Assistant Director


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Mr. Adams
SR Telecom,Inc
July 14, 2005
Page 4



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE